EXHIBIT E
China United Network Communications Group Company Limited
China Network Communications Group Corporation
Unicom New Horizon Mobile Telecommunications Company Limited
and
China United Network Communications Corporation Limited

Lease Agreement on Relevant
Telecommunications Network Facilities

December 16, 2008

     This agreement is made on 16 December 2008 in Beijing, the People’s Republic of China (the “PRC”) among:

Lessor:	Unicom New Horizon Mobile Telecommunications Company Limited (“Unicom New Horizon”)

Address: 601, Building 3, 18 Jianguomennei Avenue, Beijing

Lessee:	China United Network Communications Corporation Limited (“Unicom China”)

Address: Floor 12, Building 1, Henderson Center, 18 Jianguomennei Street, Beijing

Other Parties:	China United Network Communications Group Company Limited (“Unicom Group”)

Address: 615, Building 3, Henderson Center, 18 Jianguomennei Avenue, Beijing

China Network Communications Group Corporation (“Netcom Group”)

Address: Building C, 156 Fuxingmennei Avenue, Xicheng District, Beijing
Whereas:
(1)	Unicom Group is a limited liability company established and existing in accordance with the laws of the PRC. Unicom Group engages in the provision of telecommunications services. It currently owns fixed-line communications networks and operates fixed-line services in Sichuan Province and Chongqing Municipality.

(2)	Netcom Group is a stated-owned enterprise established and existing in accordance with the laws of the PRC. Netcom Group engages in the provision of telecommunications services. It currently owns fixed-line communications networks and operates fixed-line services in the 21 Southern Provinces, Municipalities (Regions).

(3)	Unicom New Horizon is a limited company established and existing in accordance with the laws of the PRC. Unicom Group holds 100% of the equity interest of Unicom New Horizon and is expected to change the name of Unicom New Horizon to Unicom New Horizon Communications Corporation Limited.

(4)	Unicom China is a foreign-invested company established and existing in accordance with the laws of the PRC. China Unicom (Hong Kong) Limited (“China Unicom”) holds 100% of the equity interest of Unicom China.

(5)	Pursuant to the relevant arrangements between Unicom Group and Netcom Group, Unicom Group is expected to merge with and absorb Netcom Group. Upon the completion of the merger, all the assets and liabilities of Unicom Group and Netcom Group will be transferred to the enlarged Unicom Group (“Merger of Group Corporations”). The merger between the aforesaid groups is subject to the approvals of the relevant PRC regulatory agencies and is expected to take effect in early January 2009.

(6)	Pursuant to the relevant arrangements among Unicom Group, Netcom Group and Unicom New Horizon, upon the completion of the merger between Unicom Group and Netcom Group, (i) all the assets and liabilities in relation to the fixed-line networks of the 21 Southern Provinces, Municipalities (Regions) owned by Netcom Group and (ii) all the assets and liabilities in relation to local fixed-line businesses in Sichuan Province and Chongqing Municipality owned by Unicom Group will be transferred to Unicom New Horizon, and the registered capital of Unicom New Horizon will be increased accordingly.

(7)	Pursuant to the Transfer Agreement on Relevant Telecommunications Businesses and Assets entered into by Netcom Group, Unicom Group and China United Telecommunications Corporation Limited (“Unicom A Share Company”), and the Transfer Agreement in relation to Transfer Agreement on Relevant Telecommunications Businesses and Assets entered into by Unicom A Share Company and Unicom China, Unicom Group and Netcom Group are expected to inject the telecommunications assets of the fixed-line businesses and first-class backbone transmission networks in Northern China, respectively owned by Unicom Group and Netcom Group, and the equity interests in the related operating subsidiaries into Unicom China through Unicom A Share Company (the “Injection Project”).

     Now therefore, for the purpose of the Injection Project, for mutual consideration and through friendly negotiation, the parties hereto agree as follows:
1. DEFINITIONS AND INTERPRETATIONS
1.1	Unless otherwise specified therein, the following expressions shall have the following meanings in this Agreement, including the recitals hereof and the appendix hereto:

Effective Date of the Lease	the first date of the month immediately following the date when all the conditions precedent in Clause 3.1 under this Agreement have been satisfied or waived, or another date mutually agreed upon by the Lessor and Lessee.

Fixed-line Assets of 21 Provinces, Municipalities (Regions)	telecommunications equipments and facilities relating to operation and management of Fixed-line Telecommunications Networks owned by the Lessor in the 21 Southern Provinces, Municipalities (Regions).

Fixed-line Businesses	the businesses related to all domestic and international fixed-line telecommunications networks and facilities; the provision voice, data, graphics and multi-media telecommunications and communications services, which are based on fixed-line telecommunications networks .

Fixed-line Telecommunications Networks	all the fixed-line telecommunications networks, facilities and auxiliary equipments that the Lessor owns domestically or internationally.

Group Corporation	referring to Unicom Group and Netcom Group collectively; also referring to China United Network Communications Group Company Limited upon the completion of the merger between Unicom Group and Netcom Group.

Lease Term	the term agreed in Clause 4.1 of this Agreement.

Netcom Group	China Network Communications Group Corporation.

Purchase Option	option by the Lessee to purchase the Fixed-line Telecommunications Networks within the Target Regions, according to Clause 10 of this Agreement.

Target Regions or 21 Southern Provinces, Municipalities (Regions)	Shanghai Municipality, Jiangsu Province, Zhejiang Province, Anhui Province, Fujian Province, Jiangxi Province, Hubei Province, Hunan Province, Guangdong Province, Guangxi Zhuang Autonomous Region, Hainan Province, Chongqing Municipality, Sichuan Province, Guizhou Province, Yunnan Province, Xizang Autonomous Region, Shanxi Province, Gansu Province, Qinghai Province, Ningxia Hui Autonomous Region and Xinjiang Uygur Autonomous Region.

Transfer Agreement in relation to Transfer Agreement on Relevant Telecommunications Businesses and Assets	the Transfer Agreement in relation to Transfer Agreement on Relevant Telecommunications Businesses and Assets dated on 16 December 2008, entered into between Unicom A Share Company and Unicom China.

Transfer Agreement on Relevant Telecommunications Businesses and Assets	the Transfer Agreement on Relevant Telecommunications Businesses and Assets dated on 16 December 2008, entered into among Unicom Group, Netcom Group and Unicom A Share Company.

Unicom A Share Company	China United Telecommunications Corporation Limited.

Unicom China (the Lessee)	China United Network Communications Corporation Limited.

Unicom Group	China United Network Communications Group Company Limited, formerly known as “China United Telecommunications Corporation”.

Unicom New Horizon (the Lessor)	Unicom New Horizon Mobile Telecommunications Company Limited (to change to “Unicom New Horizon Telecommunications Company Limited”).
1.2	Unless otherwise expressly provided, all references in this Agreement to any clause or article shall refer to a clause or article of this Agreement.

1.3	All references in this Agreement to any party of this Agreement or of any other agreement or document shall include any successor or authorized assignee of such party.

1.4	All references in this Agreement to any law or any provision of any law shall include any amendment to or re-enactment of such law or provision, any legal provision replacing such law or provision, and all regulations and legal documents promulgated pursuant thereto.

1.5	The headings of this Agreement and the appendix hereto are inserted for convenience only and shall not have any effect on the construction of this Agreement.
2. LEASE PRINCIPLE AND LEASE TARGET
2.1	Subject to the conditions precedent in Clause 3.1 of this Agreement having been satisfied or waived, the Lessor agrees to lease the Fixed-line Assets of 21 Provinces, Municipalities (Regions) to the Lessee, in accordance with the terms and conditions as set forth herein.

2.2	Subject to the conditions precedent in Clause 3.1 of this Agreement having been satisfied or waived on or before 31 January 2009, the parties hereto agree or ratify the lease to take effect since 1 January 2009 (inclusive of that date).

2.3	The parties hereto agree that, unless agreed otherwise, the Lessee shall be permitted to exclusively use the Fixed-line Assets of 21 Provinces, Municipalities (Regions) so that the Lessee can operate the Fixed-line Businesses within the Target Regions in accordance with the applicable laws and regulations of PRC.

2.4	The Lessee shall pay the lease fees in accordance with Clause 6, as consideration for the Lessor’s performance of the obligations under this Agreement.

2.5	All the operating revenues, including but not limited to call charges, monthly fees, inter-network settlement revenues and other benefits arising out of or in connection to the operation of networks shall be collected by and belong to the Lessee.

2.6	All the expenses arising out of the operation, management and maintenance of the Fixed-line Telecommunications Network shall be assumed by the Lessee.

3. CONDITIONS PRECEDENT
3.1	The lease will become effective, subject to the satisfaction or waiver of the following conditions:
(1)	The injection of Fixed-line Assets of 21 Provinces, Municipalities (Regions) into Unicom New Horizon by Unicom Group and Netcom Group, the approval or permission (if any) of the lease of such assets having been obtained by Unicom New Horizon;

(2)	The approval of the execution of this Agreement at the Unicom A Share Company’s general shareholder meeting having been obtained in accordance with the applicable laws, regulations and listing rules; and

(3)	The satisfaction or waiver of other conditions precedent on closing under the Transfer Agreement on Relevant Telecommunications Businesses and Assets and of the conditions on the transfer of rights and obligations under the Transfer Agreement in relation to Transfer Agreement on Relevant Telecommunications Businesses and Assets.
3.2	The parties hereto agree to use their reasonable endeavors, if practicable and feasible, to satisfy each of the conditions precedent set forth in Clause 3.1 of this Agreement on or before 31 January 2009.

3.3	In case any condition precedent is not satisfied (or waived) before the date provided in Clause 3.2 or agreed by the parties hereto in writing, this Agreement shall terminate automatically, and each party has no right to raise any claim against any other party under this Agreement (except for the claims arising out of previous breaches of this Agreement).
4. LEASE TERM
4.1	The term of both this Agreement and the lease under this Agreement is two (2) years, from 1 January 2009 to 31 December 2010.

4.2	Subject to relevant laws and regulations of the government, upon the expiration of the term set forth hereto or any extended term, the Lessee shall have the right to extend the term of the lease of the Fixed-line Assets of 21 Provinces, Municipalities (Regions) according to the terms and conditions (excluding the lease fees) provided in this Agreement, on the condition that the Lessee has notified the Lesser at least 2 months before the expiration date.
5. DELAY IN LEASE
5.1	Where any event or condition renders the Lesser unable to provide any telecommunications network facility among the Fixed-Line Assets of 21 Provinces, Municipalities (Regions), which might adversely affect the provision of fixed-line services by the Lessee to end-users, the Lessor shall promptly (in any event within 5 business days after the Lessor becomes aware of the relevant event or condition) notify the Lessee in writing. The notice shall contain:
5.1.1	The nature of the event or condition, and whether it is caused by the events set forth in Clause 5.4;

5.1.2	The measures to be taken if the Lessor believes that measures could be taken to remedy such event or condition or to cause the networks to become operational; and

5.1.3	The possible effects on the Lessee’s provision of Fixed-line Businesses caused by such event or condition, including the number of end-users who may be affected.
5.2	Upon receipt of any notice by Lessee in accordance with Clause 5.1, the Lessor and Lessee shall discuss in good faith the possible actions to be taken to remedy such situation.

5.3	Save and except for the situation set forth in Clause 5.4, in case the Lessor fails to provide any telecommunications network facilities of the Fixed-line Assets of 21 Provinces, Municipalities (Regions), which might adversely affect the Fixed-line Businesses of the Lessee, the Lessor shall give the following discount on the lease fees (the “Delay Discount”) to the Lessee:

Delay Discount	=	The number of users of the Fixed-line Business affected by the delay × period of delay (days) × ARPU (including basic telecommunication services and value-added services) contributed by users of Fixed-line Business / the number of days of the affected months
In the above formula, “The number of users of the Fixed-line Businesses affected by the delay” shall be determined by the Lessee based on the Lessor’s report and substantial evidence; “ARPU (including basic telecommunication services and value-added services) contributed by the users of the Fixed-line Businesses”, as determined by the Lessee, shall be the average monthly ARPU contributed by the users of the Fixed-line Businesses of the areas affected by the delay for the 3 months before the delay.

The Delay Discount shall be deducted from the lease fees of the next lease term paid by Lessee to Lessor.
5.4	In case any event or condition of which the Lessor notifies the Lessee under Clause 5.1 is caused by any of the following situations:
5.4.1	Force majeure;

5.4.2	The Lessee’s substantial breach of its obligations under this Agreement, which prevents the Lessor from performing its obligations under this Agreement; or

5.4.3	any applicable laws or the mandatory requirements of any governmental entities or any other applicable mandatory rules;
     Unless such situations (except as set forth in Clause 5.4.3) arise out of Lessor’s breach of this Agreement, the Lessor shall not assume any obligations to grant Delay Discount or pay damages or other compensation to the Lessee, if such situations cause the Lessor’s failure to provide the relevant telecommunications network facilities under the terms and conditions of this Agreement; but the Lessor shall provide the relevant telecommunications network facilities to the Lessee as soon as practicably after it can resume its lease of networks.

6. LEASE FEE AND PAYMENT
6.1	The lease fees for the lease term are:
6.1.1	The lease fee for year 2009 is RMB 2 billion;

6.1.2	The lease fee for year 2010 is RMB 2.2 billion.
Unless otherwise agreed by the parties hereto in writing, all the payable lease fees shall be paid in RMB.

6.2	The lease fees shall be paid quarterly based on standards set out in Clause 6.1, and the Lessee shall pay the lease fee to the Lessor within 30 days after the end of every quarter.

6.3	In the event that the parties hereto extend the lease term in accordance with Clause 4.2 of this Agreement, the lease fees shall be otherwise negotiated and agreed by the parties.
7. OWNERSHIP AND RISK ALLOCATION
7.1	The parties agree that the Lessor owns the Fixed-line Telecommunications Networks for lease under this Agreement. The Lessee might at its liberty construct and expand the relevant Fixed-line Telecommunications Networks to meet the requirements of its business development since the Effective Date of the Lease. The Lessee is entitled to the network facilities and equipments constructed and expanded by it. In compliance with the applicable laws and regulations, every party shall insure the network facilities and equipments it owns, and it is entitled to the related insurance interests.

7.2	During the lease term, the Lessor shall bear all the risks of the loss, theft, damage and destruction of the assets of the leased Fixed-line Telecommunications Networks, whereas the Lessee shall bear all the loss and damages arising out of or in connection with the Fixed-line Telecommunications Networks within the Target Regions where it operates.

8. RESPONSIBILITIES
8.1	The responsibilities of the Lessor:

Without any prejudice to any other responsibility of the Lessor under this Agreement, the Lessor shall assume the following responsibilities:
8.1.1	Obtaining and retaining the necessary governmental and any other approval/authorization, permission, and other documents required or necessary to operate, maintain and upgrade the networks.

8.1.2	Ensuring that the Fixed-line Assets of 21 Provinces, Municipalities (Regions) will be delivered to the Lessee during the lease term.

8.1.3	Using best effort to assure that the quality indicators of the networks meet the standards agreed with the Lessee.

8.1.4	Using best effort to meet such requirements of the Lessee when the Lessee requests the Lessor to upgrade the software or hardware of the networks.

8.1.5	Not leasing or selling to any third party any part of the Fixed-line Telecommunications Networks within the Target Regions, nor allowing the third party to provide telecommunications services by using or operating such networks, unless such lease or sale has been agreed by the Lessee in writing or is a expected transfer under the Transfer Agreement on Relevant Telecommunications Businesses and Assets.

8.1.6	Not providing telecommunications services to any third party by using or operating the telecommunications networks within the Target Regions, or competing with the listed group in any way, unless with prior written consent from the Lessee; and

8.1.7	Upon the malfunction of any part of the Fixed-line Telecommunications Networks, providing necessary cooperation to the Lessee, including contacting the network facilities suppliers and coordinating with other parties.

8.2	The responsibilities of the Lessee:

Without any prejudices to any other obligation of the Lessee under this Agreement, the Lessee shall assume the following responsibilities:
8.2.1	Providing the Lessor with the documents in relation to the conditions, usage and operation of the networks to meet the reasonable requirements of the Lessor from time to time.

8.2.2	Allowing the representatives from the Lessor to check the networks during business hours, if the Lessor has given reasonable notice.

8.2.3	Ensuring the maintenance and safety of the networks, and maintenance of all the databases relating to the networks.

8.2.4	Allowing the Lessor to make reasonable use of the leased premise to perform its obligations under this Agreement.

8.2.5	(i) Taking necessary or conducive measures to protect the networks and maintain the networks in good condition, except for the reasonable wear and tear; and (ii) maintaining the networks in the way other PRC fixed-line operators generally accept as the best practice.
8.3	Other parties’ responsibilities

Unicom Group and Netcom Group undertake to the Lessor and Lessee that:
8.3.1	They will lawfully transfer the Fixed-line Telecommunications Networks they own to the Lessor before the conditions precedent under this Agreement are satisfied;

8.3.2	The Unicom Group will take over all the rights and obligations of Netcom Group under this Agreement, upon the completion of the merger between the two groups.

9. REPRESENTATIONS AND WARRANTIES
9.1	The Lessee hereby makes the following representations and warranties to the Lessor:
9.1.1	The Lessee is a company incorporated with limited liability under PRC laws, having the corporate power to own its assets and continue its existing operations;

9.1.2	The Lessee has the corporate power to enter into this Agreement, perform its obligations and carry out transactions expected hereunder; the Lessee has obtained the approval to enter into, perform and deliver this Agreement and carry out the transactions expected hereunder by all the necessary actions of the Lessee;

9.1.3	This Agreement has lawful, valid and binding effect on the Lessee;

9.1.4	The Lessee’s entering into and observing this Agreement and carrying out the transactions expected hereunder will not presently and in the future (i) be in contradiction with the constituent documents of the Lessee; or (ii) be in contradiction with the documents binding on the Lessee or its assets, or result in the violation of such documents, and incur any security interests on any of its assets;

9.1.5	The Lessee observes the civil and commercial laws related to its obligations under this Agreement; no immunity occurs on Lessee or its assets, and the entering into and carrying out this Agreement by the Lessee constitutes private and commercial action; and

9.1.6	No litigation, arbitration, administrative proceeding against the Lessee which could result in a material adverse change in the financial conditions or businesses of the Lessee or produce adverse effect on Lessee’s observation of its obligations hereunder (if the Lessee loses) is taking place or pending.
9.2	The Lessor hereby makes the following representations and warranties to the Lessee:

9.2.1	The Lessor is a company incorporated with limited liability under PRC laws, having the corporate power to own its assets and continue its existing operations;

9.2.2	The Lessor has the corporate power to enter into this Agreement, perform its obligations and carry out transactions expected hereunder; the Lessor has obtained the approval to enter into, perform and deliver this Agreement and carry out the transactions expected hereunder by all the necessary actions of the Lessor;

9.2.3	This Agreement has lawful, valid and binding effect on the Lessor;

9.2.4	The Lessor’s entering into and observing this Agreement and carrying out the transactions expected hereunder will not presently and in the future (i) be in contradiction with the laws binding on the Lessor or (ii) be in contradiction with the constituent documents of the Lessor; or (iii) be in contradiction with the documents binding on the Lessee or its assets;

9.2.5	The Lessor has fulfilled its obligations to obtain or complete full and valid approvals, consents, registrations and notices (when applicable) which are required under PRC laws for the Lessor’s entering into, validating, carrying out and enforcing this Agreement;

9.2.6	The utility of the networks by the Lessee hereunder will not cause the Lessee to violate any law, regulation, order, permit, abstention, consent, registration, approval or authorization; and

9.2.7	The Lessor observes the civil and commercial laws related to its obligations under this Agreement; no immunity occurs on Lessor or its assets, and the entering into and carrying out this Agreement by the Lessor constitutes private and commercial action.
9.3	Group Corporation hereby makes the following representations and warranties to the Lessor and Lessee:
9.3.1	Group Corporation is a company incorporated with limited liability under the PRC laws, having the corporate power to own its assets and continue its existing operations;

9.3.2	Group Corporation has the corporate power to enter into this Agreement, perform its obligation and carry out transactions expected hereunder; the Group Corporation has obtained the approval to enter into, perform and deliver this Agreement and carry out the transactions expected hereunder by all the necessary actions of the Group Corporation;

9.3.3	This Agreement has lawful, valid and binding effect on the Group Corporation;

9.3.4	The Group Corporation’s entering into and observing this Agreement and carrying out the transactions expected hereunder will not presently and in the future (i) be in contradiction with the laws binding on the Group Corporation or (ii) be in contradiction with the constituent documents of the Group Corporation; or (iii) be in contradiction with the documents binding on the Group Corporation or its assets;

9.3.5	The Group Corporation has fulfilled its obligations to obtain or complete full and valid approvals, consents, registrations and notices (when applicable) which are required by PRC laws by Group Corporation’s entering into, validating, carrying out and enforcing this Agreement; and

9.3.6	The Group Corporation observes the civil and commercial laws related to its obligations under this Agreement; no immunity occurs on Group Corporation or its assets, and the entering into and carrying out this Agreement by the Group Corporation constitutes private and commercial action.
10. PURCHASE OPTION
10.1	The Lessor and Group Corporation hereby grant the Lessee the Purchase Option on the Fixed-line Telecommunications Networks within the Target Regions. The Lessee may give a written notice to the Lessor in the lease term to exercise the Purchase Option.

10.2	When practicable and feasible, the Lessor and Lessee shall on good faith negotiate and enter into a transfer agreement on the Fixed-line Telecommunications Networks within the Target Regions. The price of such networks shall be agreed by Lessor and Lessee, based on the evaluation results determined in compliance with the applicable PRC laws and regulations and the then fair market value.

10.3	The exercise of the Purchase Option by Lessee shall be subject to applicable laws, regulations and rules.
11. DEFAULT AND REMEDIES
11.1	A party will be in default under this Agreement if it makes any representation or warranty which is untrue, inaccurate, incomplete, false or misleading, or is in violation of its undertakings hereunder or any provisions hereof. Unless provided otherwise, the defaulting party shall give full and complete compensation for the actual loss of the non-defaulting parties.

11.2	In consideration of the Lessee’s entering into this Agreement, Group Corporation unconditionally and irrevocably undertakes that the Lessor will perform its obligations hereunder punctually and properly. When the Lessor fails to carry out or observe its obligations hereunder, Group Corporation shall promptly and unconditionally carry out (or cause to be carried out) the obligations the Lessor fails to perform in the way as set out in this Agreement and required by the Lessee, to ensure that the Lessee’s benefits will not be reduced, as if the Lessor had properly performed and/or observed such obligations.

11.3	Group Corporation agrees that where the negligence, breach, action or non-action in relation to the Fixed-line Telecommunications Networks with the Target Regions on the part of the Lessor and Group Corporation, results in the breakdown, loss or damage of the network facilities and the loss or damage of the Lessee, Group Corporation, at the request of the Lessee, shall compensate for all the loss the Lessee has suffered. All the liabilities the Group Corporation assumes hereunder shall not exceed the aggregate amount of (1) the total lease fee as set out in this Agreement; and (2) the consideration the Lessee paid for the Fixed-line Telecommunications Networks within the Target Regions when exercising the Purchase Option.

12. FORCE MAJEURE
     Force majeure refers to events occurring after the effective date of this Agreement, whose occurrence and effects can not be predicted, avoided or eliminated. Such events lead to a party’s failure to perform all or parts of its obligations hereunder. If such force majeure prevents or delays the Lessor (including the Group Corporation) or Lessee (an “affected party”) carrying out its obligations under this Agreement,
12.1	The affected party may suspend performing its interrupted or delayed obligations under this Agreement during the continuance of the force majeure after giving notice of occurrence of force majeure in compliance with Clause 11.2 of this Agreement;

12.2	The affected party shall, upon the occurrence of the force majeure, promptly give the other parties a written notice of the occurrence of the force majeure, the date and time hereof and the effects on the performance of its obligations under this Agreement;

12.3	The affected party shall make its best effort to alleviate the effects caused by the force majeure on its performance of the obligations hereunder; and

12.4	The affected party shall, when the force majeure terminates, promptly give the other parties a written notice of the termination and duration of the force majeure, and resume its performance of the obligations hereunder.
13. CONFIDENTIALITY
13.1	Every party shall ensure or procure to ensure that its directors, senior management, employees and agents keep this Agreement and provisions hereof, as well as any document or information provided by any party or its representatives, confidential. Without obtaining the prior written consents from the other parties, a party shall not disclose this Agreement, the provisions hereof or above-mentioned documents or information to any third party. However, upon giving notices to the other parties, a party may make disclose confidential information in the following situations:

13.1.1	Where suits arise out of or in connection with this Agreement, the party may make such disclosures to protect its lawful interests; or

13.1.2	Disclosures (whether through the disclosure procedures set forth in the disclosed documents or through other ways) required by courts with jurisdiction, or by the laws, or at the request of any securities exchange or securities supervision agency; or

13.1.3	Disclosures made to a party’s auditors, legal counsels or other professionals; or

13.1.4	Disclosures made to any bank, financiers or potential financiers; or

13.1.5	The disclosure required by applicable laws or observing its obligations hereunder.
13.2	No provision in Clause 13.1 will prevent the Lessee from disclosing any documents, information or other materials related to this Agreement to Unicom A Share Company and its subsidiaries.
14. TERMINATION
14.1	The Lessee may at any time give a written notice to terminate this Agreement at least 90 days before the termination, and the termination will take effect on the date as set out in the written notice.

14.2	Without any prejudice to the rights or remedies the Lessor or Lessee is entitled to, when the Lessor (including the Group Corporation) or the Lessee continuously or materially violates any provision (except for the intentional violation of this Agreement for the purpose of terminating this Agreement) and does not remedy the default, when possible, within 90 days after receiving the default notice and remedy request, the other party may terminate this Agreement at any time afterwards.

14.3	Where a defaulting party observes all the provisions hereunder, except for the performance time (and the performance time is not material), such default shall be deemed as remediable.

14.4	The exercise of the termination rights hereunder shall not prejudice against other rights or remedies the parties are entitled to when default occurs.

14.5	No party will assume any additional responsibilities hereunder to the other parties upon the termination of this Agreement, unless this Agreement provided otherwise or any right or obligation accrued before the termination.

14.6	Notwithstanding Clause 14.1, this Agreement may terminate at any time, if agreed by all the parties in writing.

14.7	Upon the termination of this agreement, the Lessee shall in good faith transfer the Fixed-line Telecommunications Networks to the Lessor and properly attend to unfinished customer services.
15. EXPENSE
15.1	Every party shall bear its own expenses and costs (including legal fees) incurred as a result of the negotiation, preparation and implementation of this Agreement, unless provided otherwise.

15.2	The Lessor and Lessee hereto shall each bear half of stamp tax and other taxes arising in connection with this Agreement or the transactions expected hereunder,
16. WAIVER, RIGHT AND INDEMNITY
     No failure or delay by any party hereto in exercising any right, power or remedy pursuant to this Agreement or any other transaction document shall impair such right, power or remedy or operate or to be construed as a waiver of such right, power or remedy or preclude its exercise at any subsequent time and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise, unless provided otherwise. Any waiver of rights under this Agreement will be deemed invalid, unless it is explicitly expressed in writing and signed by the representatives party(ies) giving the waiver.

17. SEVERABILITY
     The provisions under this Agreement and other transaction documents are severable. If any aspect of any provision of this Agreement is held to be invalid or unenforceable in accordance with applicable laws, then such provision shall be given no effect. The parties shall then use all reasonable efforts to replace the invalid or unenforceable provision by a valid and enforceable substitute provision the effect of which shall be as close as possible to the intended effect of the invalid or unenforceable provision.
18. NOTICE
18.1	Any notice to be given by one party to any other party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving the notice. It shall be served by sending it by facsimile, delivery by hand, pre-paid recorded delivery or registered post to the address(es) or facsimile numbers set forth in Clause 18.2 (or to such other addresses or facsimile numbers officially notified in accordance with this Clause) and in each case marked for the attention of the relevant party(ies) set forth in Clause 18.2. Any notice so served by hand , facsimile or post shall be deemed to have been duly given:
(1)	In the case of delivery by hand, when delivered;

(2)	In the case of fax, upon confirmation of transmission; and

(3)	In the case of prepaid recorded delivery or registered post, when delivered.
Provided that in each case where delivery by hand or by facsimile occurs outside of business hours, service shall be deemed to occur on the following business day.

References to time in this Clause are to the local time in country of the addressee.

18.2	The addressee and fax numbers of the parties for the purpose of clause 18.1 are as follows:

China United Network Communications Corporation Limited Address: 21 Jinrong Street, Xicheng District, Beijing Postal Code:100140 For the attention of: Qin Shaojuan Fax: 010-8662 9184

China Network Communications Group Corporation Address: 21 Jinrong Street, Xicheng District, Beijing Postal Code:100140 For the attention of: Qin Shaojuan Fax: 010-8662 9184

Unicom New Horizon Mobile Telecommunications Company Limited Address: 21 Jinrong Street, Xicheng District, Beijing Postal Code:100140 For the attention of: Zhang Yumei Fax: 010-6625 8743

China United Network Communications Group Company Limited Address: 21 Jinrong Street, Xicheng District, Beijing Postal Code:100140 For the attention of: Wang Tianpeng Fax: 010-6625 8743
19. GOVERNING LAW AND JURISDICTION
19.1	This Agreement shall be governed by, and interpreted in accordance with PRC laws.

19.2	The parties hereto shall resolve the disputes or claims (“Disputes”) arising out of or in connection with the interpretation or implementation of this Agreement by friendly negotiation. If the parties can not come to an agreement on the resolution to a Dispute within 60 days after one party raises the Dispute, then such Dispute shall be referred to arbitration.

19.3	The Dispute shall be resolved by arbitration in China International Economic and Trade Arbitration Commission (“CIETAC”) by three arbitrators in accordance with the CIETAC Arbitration Rules then in effect. Each party is entitled to appoint one arbitrator (except that the Lessor and Group Corporation collectively appoint one). The third arbitrator shall be jointly appointed by the two arbitrators. When the two arbitrators do not agree on the appointment of the third one, the CIETAC will appoint the third arbitrator.

19.4	The arbitration will be presided over by the CIETAC as the presiding body. The arbitration will be in Chinese, unless agreed otherwise, and will be in Beijing.

19.5	The arbitral award given in compliance with the arbitration procedures will be final and binding on all the parties and will be enforceable.

19.6	The arbitration fee shall be born by the losing party. The parties hereto agree, if any party deems it necessary to enforce the arbitral award through any legal enforcement procedure, the party against which the arbitral award is enforced shall bear all the reasonable expenses, costs and attorney fees.

19.7	When the Dispute is being resolved, the parties shall continue to implement other provisions of this Agreement which are not in dispute.
20. EFFECTIVENESS AND AMENDMENT
20.1	This Agreement shall become effective after it has been executed and stamped by the legal representatives of the parties or their authorized representatives. Upon the signing of this Agreement, any amendment to this Agreement (or other transaction documents) shall be in writing, and shall become effective after it has been executed and stamped by the legal representatives of the parties or their authorized representatives.

20.2	Unless explicitly agreed by the parties, any amendment to this Agreement shall not constitute a general waiver of any provision in this Agreement, and shall not impair any existing right, obligation or liability under this Agreement as of the date of amendment. Such existing right, obligation or liability shall continue to be in effect unless and only when the rights and obligations to which the parties hereto are entitled under this Agreement have been changed.

20.3	Any party and its successors shall not assign its rights or benefits under this Agreement, unless prior written consent has been given by the other parties under this Agreement.
21. APPENDIX
21.1	(For parties under this Agreement) In the event that there is any conflict with the provisions of other agreements, this Agreement shall prevail, unless (a) such other agreements explicitly provide that they take precedence over this Agreement in the relevant aspects; and (b) the parties under this Agreement are the parties of such agreements, or the parties under this Agreement agree in writing that provisions of such agreements take precedence over this Agreement in the relevant aspects.

21.2	This Agreement and its appendix constitute all the legal documents related to the lease set out in this Agreement, and replace all the previous oral discussion and written agreements in connection with such lease, unless the parties agree otherwise.

21.3	This Agreement has 12 original copies with the same legal effect, and every party has 2 copies. Other copies shall be used for disclosure and for approval by and filing (if applicable) in governmental supervision bodies.
(There is no text below and the next page is the signature page)

(There is no text in this page, and it is the signing page of the Lease Agreement on Relevant Telecommunications Network Facilities)
China United Network Communications Corporation Limited (stamp)
Legal representatives or the authorized representative:
China Network Communications Group Corporation (stamp)
Legal representatives or the authorized representative:
Unicom New Horizon Mobile Telecommunications Company Limited (stamp)
Legal representatives or the authorized representative:
China United Network Communications Group Company Limited (stamp)
Legal representatives or the authorized representative: